As filed with the Securities and Exchange Commission on June ___, 2000
                        Registration No. 333-_______

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                Under the
                         Securities Act of 1933

                              EuroGas, Inc.
            (Exact name of registrant as specified in its charter)


          Utah                                         87-0427676
(State of other jurisdiction of                     (I.R.S. employer
incorporation or organization)                    identification number)


                                                            Copies to:
          Bryan T. Allen, Esq.                     Brian G. Lloyd, Esq
   PARR WADDOUPS BROWN GEE & LOVELESS        PARR WADDOUPS BROWN GEE & LOVELESS
   185 South State Street, Suite 1300        185 South State Street, Suite 1300
        Salt Lake City, Utah 84111               Salt Lake City, Utah 84111
             (801) 532-7840                             (801) 532-7844



(Name, address, including zip code, and telephone number, including area code, of agent for service)




Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [XX]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                    CALCULATION OF REGISTRATION FEE

                                                                 Proposed
Title of each class                         Proposed              maximum
of securities to be      Amount to be   maximum offering         aggregate          Amount of
    registered            registered    price per share(1)   offering price(1)   registration fee
--------------------     ------------   ------------------   -----------------   ----------------

common stock, par value
  $.001 per share        21,000,000 (2)        $0.77         $    16,170,000     $     4,268.88


(1)	Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the shares of common stock as reported on the Nasdaq OTC Bulletin Board on June 23, 2000.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration
Statement covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                              Prospectus

                            EUROGAS, INC.

                  21,000,000 Shares of Common Stock

                           __________________

	EuroGas, Inc. is in the business of acquiring of rights to explore for and exploit natural gas, coal bed methane gas, crude oil and other fuels in various parts of the world. Our current projects include the following:

     .    an approximately 50% interest in Canadian full-service oil and gas producer;
     .    a minority interest in two planning-stage power plant projects in Poland;
     .    a minority interest in an planning-stage talc deposit in Slovakia;
     . a minority interest in an exploratory-stage natural gas project in the Sakha Republic; and
     . a minority interest in an exploratory-stage coal bed methane gas project in Wales.

In addition, we have entered into an agreement to acquire Teton Petroleum Company, a Delaware corporation that has a 70% interest in an operating oil concession in western Siberia. As used in this prospectus, the terms "we," "EuroGas" and the "Company" refer to EuroGas, Inc. and its subsidiaries.

      We may use the prospectus from time to time to offer up to 12,000,000 shares of our common stock (the "EuroGas Shares"). In addition, the persons designated as selling shareholders in the section of this prospectus entitled "selling shareholders" may use this prospectus from time to time to offer up to 9,000,000 shares of our common stock (the "Selling Shareholder Shares"; collectively with the EuroGas Shares, the "Shares"), which shares are either
(i) expected to be issued to them pursuant to existing agreements between us and the selling shareholders, or (ii) issuable to them upon exercise of options to purchase shares of EuroGas common stock. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of our common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

	EuroGas and the selling shareholders may sell the Shares through underwriters, agents, brokers, or dealers or directly to investors. The price at which the Shares are offered and sold may be a fixed price, the market price prevailing at the time of sale, a price based on the prevailing market price, a negotiated price or the cancellation of debt or settlement of claims against us. EuroGas or the selling shareholders may pay commissions to persons assisting them with the offer and sale of their Shares.

	Shares of our common stock are listed for trading on the NASDAQ OTC Bulletin Board under the symbol "EUGS" and on the Frankfurt Exchange under
the symbol "EUGS.F."    On June 23, 2000, the last reported sales price of
shares of our common stock on the NASDAQ OTC Bulletin Board was $0.77 per share.


Consider carefully the Risk Factors beginning on page 7 of this prospectus before investing in the securities being sold with this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


Dated June 27, 2000

                         TABLE OF CONTENTS


TABLE OF CONTENTS. . . . . . . . . . . . . . . . . . . . . . .   2
ABOUT THIS PROSPECTUS. . . . . . . . . . . . . . . . . . . . .   3
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .   3
  EuroGas, Inc.. . . . . . . . . . . . . . . . . . . . . . . .   3
  The Offering . . . . . . . . . . . . . . . . . . . . . . . .   5
  Plan of Distribution . . . . . . . . . . . . . . . . . . . .   6
  The Selling Shareholders . . . . . . . . . . . . . . . . . .   6
  Subsequent Events. . . . . . . . . . . . . . . . . . . . . .   6
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . .   7
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .   7
  Risks Related To General Activities. . . . . . . . . . . . .   7
  Risk Factors Related To The Oil And Gas Industry . . . . . .   11
  Other Risks Relating To The Common Stock . . . . . . . . . .   13
  Risks Related To Proposed Teton Transactions . . . . . . . .   14
THE COMMON STOCK AND SHAREHOLDERS. . . . . . . . . . . . . . .   15
  Price Range Of Shares Of common stock. . . . . . . . . . . .   15
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . .   16
  Outstanding Shares and Number of Shareholders. . . . . . . .   16
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .   16
DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .   18
  Beneficial Ownership of Selling Shareholders . . . . . . . .   18
  Mr. Jeu and Ms. Calvo. . . . . . . . . . . . . . . . . . . .   20
KUKUI, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . .   20
  Finance & Credit Development Corporation, Ltd. . . . . . . .   21
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .   22
  The EuroGas Shares . . . . . . . . . . . . . . . . . . . . .   22
  The Selling Shareholder Shares . . . . . . . . . . . . . . .   23
DESCRIPTION OF SHARES. . . . . . . . . . . . . . . . . . . . .   25
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .   25
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
SUBSEQUENT EVENTS. . . . . . . . . . . . . . . . . . . . . . .   26
  Proposed Beaver River Sale . . . . . . . . . . . . . . . . .   26
  Memorandum of Understanding Settling FCDC Judgment . . . . .   26
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  . . . . . . .   27
WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . .   27

                    ABOUT THIS PROSPECTUS

	This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we and the selling shareholders may, over the next two years, sell any or all of the Shares in one or more offerings. This prospectus provides you with a general description of EuroGas, certain risk factors associated with investment in the Shares, and a limited description of the contemplated offering(s). If required by the rules promulgated under the Securities
Act in connection with any specific offering of Shares, we or the selling shareholders will provide a prospectus supplement that containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Incorporation of Certain Documents by Reference" on page 27 of this prospectus.

                         PROSPECTUS SUMMARY

	This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus and any prospectus supplement provided by us.

                              EuroGas, Inc.

	We are primarily engaged in the acquisition of rights to explore for and exploit natural gas, coal bed methane gas, crude oil and other hydrocarbons.
We have acquired interests in several large exploration concessions and are in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop production.
We are also involved in co-generation and several mineral reclamation projects. Unless otherwise indicated, all dollar amounts in this prospectus are reflected in United States dollars.

     ACTIVITIES IN CANADA. We hold an equity interest of slightly more than 50% of the capital stock of Big Horn Resources Ltd., a Canadian full-service oil and gas producer. Big Horn's business is conducted primarily in western Canada, particularly in the provinces of Alberta and Saskatchewan, and its stock is currently traded on the Toronto Stock Exchange.

     ACTIVITIES IN POLAND. EuroGas Polska, our wholly-owned subsidiary, has created a consortium with two European utility companies to develop a power project in Zielona Gora (Western Poland). As an initial step, we created
and registered "Energetyka Lubuska."   Energetyka Lubuska intends to submit
a proposal to the Ministry of Treasury of Poland to acquire the existing
EC Zielona Gora power plant through privatization. We expect the Ministry of Treasury to make a final decision on this matter sometime during 2000. If privatization is approved, the multi-year process of obtaining financing for and updating the proposed power plant can commence. If acquired, the power plant is expected to deliver 180 Mega Watts of electricity and 180 Mega Watt Thermal (generated heat to be used for district heating system).

	Separately, Energetyka Lubuska executed a letter of intent with the Polish Oil and Gas Company to develop a new power plant near Gorzow in north -western Poland. The proposed project involves the construction of a 5 Megawatt power plant that uses gas produced by a nearby oilfield to produce electricity that will be marketed to a nearby de-sulfurisation plant owned by Polish Oil and Gas Company. The project is at a conceptual stage, and we must enter into a final agreement with the Polish Oil and Gas Company, complete design of the plant and obtain financing before the 12-24 month
construction process can commence.   We expect to enter into a final
agreement by the end of 2000.

     ACTIVITIES IN SLOVAKIA. We are pursuing four projects in Slovakia, including the development of the Gemerska-Poloma talc deposit located near Roznava. We own a 24.5% indirect interest in this talc deposit, operated by Rozmin s.r.o., with the remaining interest being held by Belmont Resources, Ltd, a Vancouver British Columbia entity and an affiliate of a significant shareholder of EuroGas. Our work schedule for the talc mine calls for an accelerated drive to commercial production in 2001, subject to our being able to obtain financing for the development of the deposit.

	Our remaining three Slovakian projects involve the exploration for oil or natural gas in the Trebisov gas field in eastern Slovakia, the Maseva (Kralovsky-Chlmec) concession in eastern Slovakia and the Evigeo (Medzilaborce) in the northeastern corner of Slovakia. Each of these projects is at an early exploratory or appraisal stage.

     ACTIVITIES IN SAKHA REPUBLIC. In 1997, we acquired OMV (Jakutien) GmbH, which holds a 50% interest in the TAKT Joint Venture, an entity based
in Yakutsk, Sakha Republic, Russia.   The TAKT Joint Venture held two oil
and gas exploration licenses. We participated in a work program of seismic reprocessing of over 1,700km of data and its interpretation prior to the expiry of the licenses in October 1998. Recently, we have been negotiating to have the licenses renewed to allow us to move forward towards choosing a drilling location for a future well.

     ACTIVITIES IN THE UNITED KINGDOM.   We have entered into an agreement
with Slovgold GesmbH, an Austrian company with headquarters in Vienna, to conduct a six-well pilot program on a 500 sq. kilometer (125,000 sq. acre) concession in South Wales held by UK Gas Limited to test for coalbed methane gas. In order to minimize the amount of capital we need to contribute to conduct the pilot program, we have entered into discussions with UK Gas in order to permit us to participate in the pilot program by utilizing drilling equipment owned by our Polish subsidiary.

     PROPOSED MERGER WITH TETON PETROLEUM COMPANY. On April 5, 2000, we entered into a Master Transaction Agreement with Teton Petroleum Company, a Delaware corporation, and Goltech Petroleum, LLC, a Texas limited liability company and wholly-owned subsidiary of Teton. The Master Transaction Agreement and accompanying documents describe and contemplate the following three interrelated transactions:

     . the merger of Teton with and into a wholly-owned subsidiary of EuroGas in exchange for (based on current capitalization) 14,981,744 shares of common stock and warrants to purchase an additional 2,599,249 shares of common stock,

     . the purchase by EuroGas of a 35% membership interest in Goltech for $2,300,000, and

     .  our providing an up to $4,000,000 credit facility for Goltech.

To date, we have loaned $1,000,000 to Goltech under the credit facility and are conducting due diligence with respect to the proposed merger. Until the end of the due diligence period, the Master Transaction Agreement
(and related merger agreement) is terminable at will by either party.

	Teton's primary asset is its 100% ownership interest in Goltech, and Goltech's primary asset is its ownership of 70.59% of a Russian closed joint
stock company known as Goloil.   Teton has represented to EuroGas that Goloil
is the operator of the Eguryakhskiy License Territory, also referred to as the Goloil Project, a 187 sq. kilometer (46,200 acre) oil field centrally located in the southern half of the West Siberian basin in Russia. Goltech is in the early stages of constructing an approximately 20 mile-long pipeline from the Eguryakhskiy license area to an existing pipeline in order to increase the volume of oil extracted from the Eguryakhskiy license area.

Our principal executive offices are located at 942 East 7145 South, #101A, Midvale, Utah 84047. Our telephone number at that location is (801) 255-0862.

                              The Offering

Shares offered by EuroGas                              12,000,000

Shares offered by the selling shareholders              9,000,000

Shares of common stock outstanding prior
  to this offering                                    100,936,979(1)

Shares of common stock outstanding
  following this offering, if all Shares
  are sold                                            121,936,979(1)

Use of Proceeds                              Working capital, capital
                                             expenditures, and other
                                             general corporate purposes.

Risk Factors                                 You should read the "Risk
                                             Factors," beginning on
                                             page 7, as well as
                                             other cautionary statements
                                             throughout this prospectus,
                                             before investing in the
                                             Shares.
____________________

(1) Excludes 3,750,000 shares of common stock subject to outstanding options granted to employees and directors of EuroGas, 24,892,858 shares of common stock subject to outstanding warrants, debentures and similar rights granted to persons other than employees and directors of EuroGas, and up to 9,000,000 shares of our common stock issuable to the selling shareholders pursuant to governing agreements.

Pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of our common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

                      Plan of Distribution

	The 21,000,000 Shares will be offered and sold by EuroGas and the selling shareholders. Each of EuroGas and the selling shareholders may sell the Shares through one of various methods, which may involve the engagement or underwriters, agents, brokers, or dealers or may be directly to purchasers.
The price at which the Shares are offered and sold may be a fixed price, the market price prevailing at the time of sale, a price based on the prevailing market price, a negotiated price or other consideration.
EuroGas and the selling shareholders may pay commissions to persons assisting them with the offer and sale of the Shares.

                      The Selling Shareholders

	Of the Shares, the 12,000,000 EuroGas Shares will be offered and sold by EuroGas. The remaining 9,000,000 Selling Shareholder Shares are to be sold by persons who have been issued or are expected to be issued common stock pursuant to the terms of existing litigation settlement agreements.

                         Subsequent Events

     PROPOSED BEAVER RIVER SALE. We hold a 15% interest in the "Beaver River" natural gas project, which is an attempt to reestablish commercial production in an old Amoco field; however, we are presently negotiating an agreement pursuant to which we expect to return such 15% interest to the former owners in exchange for the return of the shares of our common stock issued to purchase such interest.

     MEMORANDUM OF UNDERSTANDING SETTLING FCDC JUDGEMENT On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd., in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. On or about June 16, 2000, we entered into a memorandum of understanding, with FCDC in satisfaction of default judgment. In consideration for FCDC's stipulation to vacate the default judgment, we agreed, among other things, to issue to FCDC $3,700,000 shares of common stock, to grant FCDC an option exercisable for the 30-day period following June 30, 2001 to purchase an additional 3,000,000 shares of common stock at an exercise price of $.65, and to pay to FCDC in cash or shares of common stock the difference between $3.00 per share and the market value of the shares of common stock received upon exercise of the option.

                    FORWARD-LOOKING STATEMENTS

	This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend,"
"expect," or similar words.   These statements discuss future expectations,
contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk noted in "Risk Factors" below and other cautionary statements throughout this prospectus, any prospectus supplement, and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.


                              RISK FACTORS

                  Risks Related To General Activities

WE HAVE A WORKING CAPITAL DEFICIT AND WILL CONTINUE TO NEED SIGNIFICANT FUNDS

     EuroGas has historically been undercapitalized. We had a working capital deficit of approximately $19.1 million on March 31, 2000, and most of our partially- or wholly-owned projects require significantly more capital than
is currently available to us.   Although we are unable to determine at this
time the additional amount of outside capital we will need or be able to raise in the future, the interest of our shareholders will continue to be diluted as we seek funding through the sale of additional securities or through joint venture or industry partnering arrangements.

WE ARE DEPENDENT UPON FINANCING ACTIVITIES TO FUND OUR OPERATIONS

	Prior to our acquisition of an approximately 50% interest in a Canadian gas production entity (Big Horn) in 1998, we had not earned any cash revenues since our incorporation, other than a one-time $500,000 payment received in 1997 in connection with transferring certain interests to Texaco. Because revenues earned by Big Horn will probably not be distributed to EuroGas in the immediate future, we do not currently have a source of revenues, do not anticipate any revenues in the near term and expect to continue to incur operating losses in the foreseeable future. As a result, we are entirely dependent on our existing working capital, financing from the sale of securities or loans in the future, and/or amounts made available by industry
partners in the future.   We expect to continue to incur significant costs as
part of our ongoing and planned projects and do not anticipate that these costs will be offset fully, if at all, by revenues for the foreseeable future. If we are unable to raise capital from the sale of securities, loans, or industry partnerships in the future, we will have to scale back our operations and may, at some point, become insolvent.

WE HAVE SIGNIFICANT FUTURE OBLIGATIONS UNDER A SETTLEMENT AGREEMENT

	On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas in the amount of $19,773,113 in a case styled Finance & Credit Development Corporation, Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. We entered into a memorandum of understanding with Finance & Credit Development Corporation, Ltd. on June 16, 2000. We agreed, among other Things, to issue to FCDC 3,700,000 shares of common stock, to grant FCDC an option exercisable for the 30-day period following June 30, 2001 to purchase an additional 3,000,000 shares of common stock at an exercise price of $.65, and to pay to FCDC in cash or shares of common stock the difference between $3.00 per share and the market value of the shares of common stock received
upon exercise of the option.   If the option would have been exercise on
June 16, 2000, we would have been obligated to issue 3,000,000 shares of common stock and pay FCDC an aggregate of $6,570,000 in cash or additional
shares of common stock.   This settlement and the consideration given to
FCDC in the Settlement Agreement are more fully described in "Subsequent
Events."

OUR PROJECTS ARE HIGHLY SPECULATIVE AND GENERALLY ONLY AT THE EXPLORATION STAGE

	Our assets and interests are primarily in methane gas, natural gas, and crude oil exploration and development projects. All such projects are highly speculative, whether we are still at the exploratory stage or have commenced
development.   We can provide no assurance that any drilling, testing, or other exploration project will locate recoverable gases or other fuels in sufficient quantities to be economically extracted. Several test wells are typically required to explore each concession or field. We may continue to incur significant exploration costs in specific fields, even if initial test wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of natural gas or other fuel.

MANY OF OUR PROJECTS ARE IN LOCATIONS WHERE THE INFRASTRUCTURE IS INADEQUATE TO
 SUPPORT OUR NEEDS


	Many of the projects in which we have invested are located in areas of the world, primarily eastern Europe and the former Soviet Union, in which the necessary infrastructure for transporting, delivering, and marketing any natural gas, methane gas or other fuels that may be recovered is significantly underdeveloped or, in some cases, nonexistent. Even if we are able to locate natural gas, methane gas, or other valuable fuels in commercial quantities, we may be required to invest significant amounts in developing the infrastructure necessary to support the transportation and delivery of such fuels. We do not currently have a source of funding available to meet these costs.

MANY OF OUR PROJECTS ARE IN COUNTRIES THAT HAVE FRAGILE AND UNPREDICTABLE
  POLITICAL AND SOCIO-ECONOMIC SYSTEMS ECPNOMIC SYSTEMS

	Our operations in Poland, Slovakia, Ukraine, and the Sakha Republic carry with them certain risks in addition to the risks normally associated with the exploration for, and development of, natural gas and other fuels. Although recent political and socio-economic trends in these countries have been toward the development of market economies that encourage foreign investment, the risks of political instability, a change of government, unilateral renegotiation of concessions or contracts, nationalization, foreign exchange restrictions, and other uncertainties must be taken into account when operating in these areas of the world. The terms of the agreements governing our projects are subject to administration by the various governments and are, therefore, subject to changes in the government itself, changes in government personnel, the development of new administrative policies or practices, the adoption of new laws, and many other factors.

	Moreover, we may be required to obtain and renew licenses and permits on an ongoing basis in connection with further exploration, the drilling of wells, the construction of transportation facilities and pipelines, the marketing of any fuel that may be produced, and financial transactions necessary for all of the foregoing. The rules, regulations, and laws governing all such matters are subject to change by the various governmental agencies involved. We can provide no assurance that the laws, regulations, and policies applicable to our interests in various countries in which our projects are located will not be radically and adversely altered at some future date.

THE CONTINUANCE, COMPLETION OR RENEWAL OF MANY OF OUR LICENSES ARE SUJBECT TO OUR ABILITY TO OBTAIN ADDITIONAL PERMITS FROM GOVERNMENT AUTHORITIES

	In general, we have the right to conduct basic exploration on all
concessions or fields in which we have an interest.   However, in order to
drill for, recover, transport or sell any gas or other hydrocarbons, we will generally be required to obtain additional licenses and permits and enter into agreements with various land owners and/or government authorities. The issuance of most such permits and licenses will be contingent upon the consent of national and local governments having jurisdiction over the production area, which entities have broad discretion in determining whether or not to grant permits and licenses. Moreover, even if obtained, such licenses, permits, and agreements will generally contain numerous restrictions and require payment by us of a development/exploration fee, typically based on the market value of the economically recoverable reserves. The amount of any such fee and other terms of any such license, permit, or agreement will affect the commercial viability of any extraction project. We can provide no assurance that we will be able to obtain the necessary licenses, permits, and agreements. Even if we do obtain such items, the associated costs, delays and restrictions may significantly affect our ability to develop the affected project.

WE ARE THE SUBJECT OF AN INACTIVE SEC INVESTIGATION AND A DEFENDANT IN VARIOUS OTHER LAWSUITS

	We are presently subject to a formal order of investigation issued by the SEC on August 1, 1995 to investigate whether violations of applicable law may have occurred. In connection with such investigation, we have produced numerous documents for the SEC, and the SEC has questioned our current and
past officers, directors, former accountants, and other agents.   We have not
been contacted by the SEC with respect to this matter for several years;
however, we cannot currently predict the duration or outcome of this investigation.

	If the SEC concludes that we or our representatives have violated the securities laws, it has available a large range of civil and criminal remedies. Such remedies include the suspension of trading in the common stock, the levying of substantial fines, and the exclusion of our current officers and directors from participating in a public company. In addition, we are subject to certain other pending or threatened legal claims. The adverse resolution of the SEC investigation or any pending litigation affecting us would have a material adverse effect on our operations and proposed business.

OUR PROJECTS MAY NEVER BEGIN PRODUCING VALUABLE HYDROCARBONS

	Other than the production of an average of approximately 1,000 barrels of oil equivalent per day by Big Horn Resources Ltd., a Canadian company in which we have an approximate 50% ownership interest, none of the projects in which we own an interest is presently producing gas or
other hydrocarbons.   Texaco drilled and abandoned test wells on the
concession in Poland in which we own an interest, and we have drilled test wells on our Slovakia concessions. None of these wells has been developed or commenced production, and we can provide no assurance that any of our projects will at any time commence production of any valuable resource.

WE ARE DEPENDENT UPON CERTAIN OFFICERS, KEY EMPLOYEES, AND CONSULTANTS

	We are dependent on the services of Mr. Karl Arleth, the President of EuroGas, Inc. We are also dependent on certain key employees, including andrew J. Andraczke in connection with our business activities. Mr. Andraczke has been instrumental in establishing our operations in Poland.
The loss of one or more of these individuals could materially and adversely impact our operations. We have not entered into employment agreements with any of these individuals other than Mr. Arleth and do not maintain key-man life insurance on any EuroGas officers or employees.

WE ARE THINLY STAFFED

	We have numerous projects throughout the world, which we attempt to direct and manage with only a few employees. In addition to our president and chief financial officer (expected to commence employment on July 1, 2000),
e have 9 full-time equivalent employees, 3 significant consultants and a
contract with a geo-engineering firm.   Unless and until additional employees
are hired, our attempt to manage our numerous projects and obligations with such a limited staff could have serious adverse consequences, including without limitation, a possible failure to meet a material contractual, court or SEC deadline or a possible failure to consummate investment or acquisition opportunities.

SUBSEQUENT EVALUATION MAY REVEAL THAT OUR UNPROVED PROPERTIES ARE NOT VALUABLE, AND WE MAY NEED TO RECORD AN IMPAIRMENT OF THE VALUE OF SUCH PROPERTIES

	We capitalize costs related to unproved gas properties and recognize the expenses for drilling and other exploration costs that do not result in proved reserves at the time the well is plugged and abandoned. We review our unproved properties periodically to assess whether an impairment allowance should be recorded. On March 31, 2000, we had capitalized costs related to the acquisition of oil and gas properties not subject to amortization in the amount of approximately $26,865,731. Should future events, such as the drilling of dry holes, evidence that an impairment of recorded value has taken place, we will be obligated to proportionate reduce the recorded value of such respect asset on our balance sheet.

SEVERY WEATHER WILL INTERRUPT, AND MAY ADVERSELY AFFECT, OUR ACTIVITIES IN VARIOUS PART OF THE WORLD

	Severe weather conditions frequently interrupt much of our exploratory and testing work. Heavy precipitation sometimes makes travel to exploration sites or drilling locations difficult or impossible. Extremely cold temperatures may delay or interrupt drilling, well servicing, and production (if commenced, of which we can give no assurance). The temperatures in all of the regions in which we have exploratory or other operations are extremely cold, and the temperatures in the Sakha Republic are especially extreme and include some of the coldest areas of the northern hemisphere. The average temperature of the entire region from October to April is below freezing with winter temperatures dipping to minus 70 to 80 degrees Fahrenheit. Even if recoverable reserves are discovered in the Sakha Republic or other regions prone to severe weather, the above-described adverse weather conditions may limit production volumes, increase production costs, or otherwise prohibit production during extended portions of the year.

               Risk Factors Related To The Oil And Gas Industry

THE PRICE OF THE VARIOUS HYDROCARBONS WE PRODUCT OR MAY PRODUCT ARE VOLATILE AND UNSTABLE

     The prices of oil, natural gas, methane gas and other fuels have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to numerous factors, including the following:

          .    changes in the supply and demand for such fuels;
          .    political conditions in oil, natural gas, and other fuel-
               producing and fuel-consuming areas;
          .    the extent of domestic production and importation of such
               fuels and substitute fuels in relevant markets;
          .    weather conditions;
          .    the competitive position of each such fuel as a source of
               energy as compared to other energy sources;
          .    the refining capacity of crude purchasers;
          .    the effect of governmental regulation on the production,
               transportation, and sale of oil, natural gas, and other fuels.

Low prices, and/or highly volatile prices, for any fuel being explored or produced at one of our projects will adversely affect our ability to secure financing or enter into suitable joint ventures or other arrangements with industry participants. In addition, in the event we commence recovery of fuel at any of our projects, a low or volatile price for the fuel being recovered will adversely affect revenue and other operations.

OUR OPERATIONS INVOLVE NUMEROUS HAZARDS, AND WE MAINTAIN NO INSURANCE AGAINST
 SUCH RISKS

	Exploring for fuel, drilling wells, and producing fuel involves numerous hazards, including the following:

          .    fire,
          .    explosions,
          .    blowouts,
          .    pipe failures,
          .    casing collapses,
          .    unusual or unexpected formations and pressures, and
          .    environmental hazards such as spills, leaks, ruptures,
               and discharges of toxic substances.

If any such event occurs, we may be forced to cease any or all of our exploration, drilling, or production activities on a temporary or permanent basis. In addition, such events may lead to environmental damage, personal injury, and other harm resulting in substantial liabilities to third-parties. We do not maintain insurance against these risks. Even if we obtain insurance, we may not be insured against all losses or liabilities which may arise from such hazards because such insurance may be unavailable at economic rates, due to limitations in the insurance policies, or other factors. Any uninsured loss may have a material adverse impact on our business and operations.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE, AND WE ARE AT A COMPETITIVE DISADVANTAGE

	The oil and gas industry is highly competitive. Most of our current and potential competitors have far greater financial resources and a greater number of experienced and trained managerial and technical personnel than we do.
We can provide no assurance that we will be able to compete with, or enter into cooperative relationships with, any such firms.

OUR OPERATIONS ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS, COMPLIANCE WITH WHICH MAY BE EXTREMELY COSTLY

	Our operations are subject to environmental laws and regulations in the various countries in which they are conducted. Such laws and regulations frequently require completion of a costly environmental impact assessment and government review process prior to commencing exploratory and/or development activities. In addition, such environmental laws and regulations may restrict, prohibit, or impose significant liability in connection with spills, releases, or emissions of various substances produced in association with fuel exploration and development.

	We can provide no assurance that we will be able to comply, with applicable environmental laws and regulations or that those laws, regulations or administrative policies or practices will not be changed by the various governmental entities. The cost of compliance with current laws and regulations or changes in environmental laws and regulations could require
significant expenditures.   Moreover, if we breach any governing laws or
regulations, we may be compelled to pay significant fines, penalties, or other payments. Costs associated with environmental compliance or noncompliance may have a material adverse impact on our financial condition or results of operations in the future.

               Other Risks Relating To The Common Stock

MOST OR OUR OUTSTANDING SHARES ARE FREE TRADING AND, IF SOLD IN LARGE QUALTITIES, MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK

	Most of the approximately 100,936,979 shares of the common stock issued and outstanding as of June 27, 2000; (i) are free-trading; (ii) have been held for in excess of one year and are eligible for resale under Rule 144 promulgated under the Securities Act; or (iii) will be registered for resale in a registration statement that we are contractually obligated to file. Although the resale of certain of these shares may be subject to the volume limitations and other restrictions under Rule 144, the possible resale of the remaining shares may have an adverse effect on the market price for the common stock.

WE HAVE A SUBSTANTIAL NUMBER OF WARRANTS, OPTIONS AND DEBENTURES OUTSTANDING

	As of June 15, 2000, there are outstanding warrants and options to purchase up to 28,642,858 shares of common stock at exercise prices ranging from $0.35 to $11.79. This is in addition to the estimated 9,000,000 shares of our common stock we are obligated to issue to the selling shareholders under governing agreements. The existence of such warrants and options may hinder our future equity offerings, and the exercise of such warrants and options may further dilute the interests of all our shareholders. Future resale of the shares of common stock issuable on the exercise of such warrants and options may have an adverse effect on the prevailing market price of our common stock. Furthermore, the holders of warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

WE HAVE THE RIGHT TO, AND EXPECT TO, ISSUE ADDITIONAL SHARES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL

	EuroGas, Inc. has authorized capital of 325,000,000 shares of common stock, par value $0.001 per share, and 3,661,968 shares of preferred stock, par value $0.001 per share. As of June 25, 2000, 100,936,979 shares of common stock and 2,392,228 shares of preferred stock were issued and outstanding. In addition, there are 28,642,858 shares of common stock reserved for issuance on the exercise or conversion of outstanding warrants, options, and similar rights to acquire common stock and 9,000,000 shares of stock issuable to the selling shareholders pursuant to contractual rights. We have no means to control the timing of the conversion of convertible securities. Our board of directors has authority, without action or vote of our shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of our shareholders and may dilute the book value of the common stock.

WE HAVE NOT PAID ANY DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE NEAR
 FUTURE

     We have not paid, and do not plan to pay, dividends on our common stock in the foreseeable future, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to shareholders.

               Risks Related To Proposed Teton Transactions

THE PROPOSED MERGER WITH TETON MAY NOT BE CONSUMMATED

We have entered into an Agreement and Plan of Merger with Teton Petroleum Company, pursuant to which Teton is expected to merge with and into one of our wholly-owned subsidiaries. Teton is not obligated to consummate the proposed merger unless numerous conditions precedent are satisfied, including, without limitation, the following:

 .    neither Teton nor EuroGas having terminated the Teton Master Agreement or the Teton Merger Agreement by the end of the due diligence period ending approximately July 19, 2000;

 .    the proposed merger being approved by the shareholders of Teton and
     EuroGas;

 .    neither Teton nor EuroGas having terminated the Teton Merger Agreement or Teton Master Agreement as a result of a breach by the other party;

 .    the holders of no more than 10% of the outstanding shares of EuroGas common stock or Teton common stock not having exercised appraisal rights under governing corporate law, if available;
     and

 .    The absence of a material adverse change in our business, operations, properties or assets.


     For the reasons set forth above, and other possible reasons, the proposed merger of Teton into our subsidiary may not be consummated. In the event the merger is not consummated, we will not realize any anticipated benefits of the merger, particularly the acquisition of all of Teton's rights in the Eguryakhskiy license area.

ISSUANCE OF SHARES IN THE MERGER WILL CREATE SUBSTANTIAL DILUTION

     Each of the outstanding shares of Teton common stock shall be converted into the right to receive one share of EuroGas common stock, and each outstanding option, warrant or other right to purchase a share of Teton common stock shall become the right to purchase one share of EuroGas common stock (each subject to adjustment if the number of outstanding shares of EuroGas common stock exceeds 136,000,000 at any time within 180 days of
closing).   Teton presently has 14,981,744 outstanding shares of common stock and 2,599,249 warrants, options and other outstanding rights to purchase Teton common stock. In addition, it is anticipated that Teton will issue approximately 500,000 shares of its common stock prior to consummation of the Merger. The issuance of those numbers of shares of our common stock in connection with the Merger may substantially dilute the interest of our shareholders.

PROPERTIES OBTAINED AS A RESULT OF THE MERGER MAY PROVE TO HAVE NO VALUE

     Our primary motivation in entering into the Teton Master Agreement and Teton Merger Agreement is to obtain all or part of the rights presently held by Goltech in the Eguryakhskiy license area. Even if the proposed Teton merger and transactions contemplated by the Teton Master Agreement are consummated, the amount of extractable oil in the Eguryakhskiy license area may be less than reserve estimates, and/or extracting or transporting such oil may be economically or logistically impracticable. Even if the Teton merger and Goltech purchase transaction are consummated, we can provide no assurance that our interest in the Eguryakhskiy license area will generate revenues in excess of costs, or otherwise prove valuable to us.

               THE COMMON STOCK AND SHAREHOLDERS
             Price Range Of Shares Of common stock

     Our common stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "EUGS" and is traded under the symbol "EUGS.F" on the Frankfurt Stock Exchange. The following table sets forth the approximate range of high and low bids for common stock during the periods indicated, as quoted by the NASDAQ OTC Bulletin Board. Such quotations reflect interdealer prices, without retail markup, markdown, commissions, or other adjustments and may not necessarily represent actual transactions in our common stock.

        Quarter Ended                   High Bid            Low Bid
-------------------------------         --------            -------

Year Ended December 31, 1998
----------------------------
   Quarter Ended March 31, 1998         6.8125              3.9375
   Quarter Ended June 30, 1998          5.75                3.625
   Quarter Ended September 30, 1998     4.97                2.0625
   Quarter Ended December 31, 1998      2.25                1.1875

Year Ended December 31, 1999
----------------------------
   Quarter Ended March 31, 1999         2.50                1.0312
   Quarter Ended June 30, 1999          1.0938              0.5469
   Quarter Ended September 30, 1999     0.9375              0.5469
   Quarter Ended December 31, 1999      0.7969              0.4531

Year Ended December 31, 2000
----------------------------
   Quarter Ended March 31, 2000         1.875               0.4219
   Quarter Ended June 30, 2000
    (through June 23, 2000)             1.09                0.75


The liquidity of our common stock may be limited, and the reported price quotes may not be indicative of prices that could be obtained in actual transactions. On June 23, 2000, the high and low sale prices for our common stock was $0.77 on the NASDAQ OTC Bulletin Board.

                              Dividends

        No dividends have been paid on our common stock, and we do not have retained earnings from which to pay dividends. We accrued cumulative preferred dividends of $1,442,345, $2,861,301 and $423,350 in 1999, 1998 and 1997,
respectively. Of this amount, $39,502 was paid in 1999 and $165,008 was paid in 1998 by the issuance of shares of common stock in connection with the conversion of a portion of the preferred stock. All cumulative dividends with respect to our preferred stock would be required to be paid prior to our declaring or paying any dividend on our common stock. Even if we were able to generate the necessary earnings, it is not anticipated that dividends will be paid in the forseeable future, except to the extent required by the terms of the cumulative preferred stock currently issued and outstanding.


                  Outstanding Shares and Number of Shareholders

        As of June 15, 2000, the number of shares of common stock outstanding, was 100,936,979, held by an estimated 2,000 beneficial owners. In addition, as of the same date, we are obligated to issue approximately 9,000,000 shares of common stock to the selling shareholders, have reserved 3,750,000 shares of common stock for issuance upon exercise of options that have been, or may be, granted under its employee stock option plans and have reserved 24,892,858 shares of common stock for issuance upon the exercise of outstanding warrants.


                            USE OF PROCEEDS

The EuroGas Shares

 Unless the applicable prospectus supplement states otherwise, we intend to use net proceeds from the sale of the Shares, following the payment of any placement agent or underwriting fees, legal costs, and other offering expenses, for each of the following:

      Use                                                      Estimated Cost
      ---                                                      --------------
      Payment of Offering Expenses                                 $40,000
      Working capital, general corporation expenses and
      possible future acquisitions                              $9,200,000(1)

	(1) 	We have estimated the amount of proceeds we will receive by
        assuming the sale of all 12,000,000 EuroGas Shares at $0.77 per Share, the last reported sales price of a share of common stock on the NASDAQ OTC Bulletin Board on June 23, 2000. The actual proceeds from the offer and sale of the EuroGas Shares will vary, and may vary materially, from such estimated amount.

Working capital, general, corporation and acquisition expenses may include the use of up to $5,000,000 of proceeds to fund our conditional commitment to loan Goltech $3,000,000 and to purchase a minority interest in Goltech. If EuroGas determines that a material part of the proceeds are to be used to finance the acquisition of another business, EuroGas will identify in a prospectus supplement the identity of such businesses, the status of any negotiations with respect to the acquisition and, if pro forma financial statements reflecting such transaction are required by Regulation S-X promulgated under the Securities Act, additional information about the business being acquired and the terms of the proposed transaction.

Pending utilization of the net proceeds of the offering, we intend to make temporary investments in an interest-bearing demand account or short-term, interest-bearing securities. We anticipate that we will incur costs of approximately $40,000 in connection the offering, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees, all of which will be paid by us.

The Selling Shareholder Shares

	We will not receive any proceeds from the sale of the Selling Shareholder Shares by the selling shareholders.

                                 DILUTION

        Our net tangible book value applicable to common stock as of March 31, 2000 was approximately $24,476,000, or $0.24 per share. Net tangible book value applicable to common stock is the remaining tangible book value after deducting the book value of the preferred stock outstanding.

         Our pro forma net tangible book value applicable to common stock as of March 31, 2000 was approximately $36,443,000, or $0.33 per common share. Pro forma adjustments have been made to reflect the effects of the issuance of 8,050,000 shares of common stock upon conversion of accrued liabilities and settlement obligations under a default judgment for $11,667,000 and the issuance of 250,000 shares of common stock upon the exercise of options for $300,000. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding.

        After giving effect to the issuance of the shares of common stock offered by us at an assumed public offering price of $0.77 per share and after deducting estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value applicable to common stock as of March 31, 2000 would have been approximately $54,054,000 or $0.38 per share. This represents an immediate increase in pro forma net tangible book value to our existing common stockholders of $0.05 per share and an immediate dilution to purchasers in this offering of $0.39 per share. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. If the public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively.

	The following table illustrates this per share dilution:

        Assumed public offering price per share                      $0.77

            Pro forma net tangible book value per common share
            at March 31, 2000                                        $0.33

            Increase in pro forma net tangible book value per
            common share attributable to this offering               $0.05

        Pro forma as adjusted net tangible book value per
        common share after this offering                             $0.38

        Dilution per common share to new investors                   $0.39



                         SELLING SHAREHOLDERS

        Of the Shares, the 12,000,000 EuroGas Shares will be offered and sold by EuroGas. The remaining 9,000,000 Selling Shareholder Shares are to be sold by persons who have filed claims against us and are expected to receive common stock in partial settlement of such claims.

              Beneficial Ownership of Selling Shareholders

	The table on the page that follows sets forth, as of the date of this prospectus:

        .  the name of each selling shareholder,

        . certain beneficial ownership information with respect to the selling shareholders,

        . the number of Shares that may be sold from time to time by each selling shareholder pursuant to this prospectus, and

        . the amount (and, if one percent or more, the percentage) of common stock to be owned by each selling shareholder if all Shares are sold.

        Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling shareholder's percentage ownership of outstanding common stock.


                                                                                 Shares Beneficially
                                     Beneficial Ownership                       Owned upon Completion
                                       Prior to Offering                          of the Offering(1)
                                   ----------------------------                  --------------------
                                                                  Number of      Number
                                     Number of                     Shares Being    of
  Beneficial Owner                     Shares       Percent(2)      Offered      Shares   Percent(2)
-----------------------------      -------------  -------------  --------------  -------  -----------
Finance & Credit                    6,700,000 (3)       6.2%      6,700,000 (3)     0          --
Development Corporation, Ltd.

Stephen Jeu and Susanna Calvo       1,250,000 (4)       1.2%      1,250,000 (4)     0          --

Andrew Andraczke                      350,000 (5)        *          350,000 (5)     0          --

Armando Ulrich                        350,000 (6)        *          350,000 (6)     0          --

Dr. Gregory Fontana                   250,000 (7)        *          250,000 (7)     0          --

KUKUI, Inc.                           100,000 (8)        *          100,000 (8)     0          --

All Selling Shareholders as a
group                               9,000,000           8.9%      9,000,000         0          --


[FN]
*	Represents less than one percent of the outstanding shares of common stock.
(1) 	Assuming the sale by each selling shareholder of all of the Selling
        Shareholder Shares offered hereunder by such selling shareholder.
        There can be no assurance that any of the Selling Shareholder Shares or other Shares offered hereby will be sold.
(2)	The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 100,936,979, which is the number of shares of common stock actually outstanding on June 26, 2000, and (b) shares of common stock subject to options, warrants and other purchase rights held by the person(s) with respect to which such percentage is calculated.
(3)	Includes 3,700,000 shares of common stock issuable directly to FCDC, and the 3,000,000 shares of stock subject to the option to be granted to FCDC, under our settlement agreement with FCDC.
(4)	Includes 1,000,000 shares of common stock representing the Shares issuable by us pursuant to a settlement agreement requiring us to issue to Mr. Jeu and Ms. Calvo, a married couple, shares of our common stock with a market value of $440,000 on the date of issuance. The actual number of Shares that will be issued to Mr. Jeu and Ms. Calvo pursuant to such agreement will vary, and may vary materially from the 1,000,000 Shares registered under the Registration Statement. In addition, such number includes 250,000 shares of common stock issuable by us upon exercise of an option to purchase common stock held by Mr. Calvo and Ms. Jeu.
(5)	Includes shares subject to a presently exercisable option to purchase
        350,000 shares of common stock.
(6)	Includes shares subject to a presently exercisable option to purchase
        350,000 shares of common stock.
(7)	Includes shares subject to a presently exercisable option to purchase
        250,000 shares of common stock.
(8)	Includes 100,000 shares of common stock issuable by the Company in partial satisfaction of claims held by KUKUI, Inc. against the Company.

	There can be no assurance that any of the Shares will be issued to the selling shareholders in satisfaction of the claims they hold against the Company or that any of the Shares offered hereby will be sold. We believe the persons named in the table have sole voting and investment power with respect to all Selling Shareholder Shares shown as beneficially owned by them, subject to community property laws, where applicable.

        Pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

                             Mr. Jeu and Ms. Calvo

	In January 1999, Stephen Jeu and Susanna Calvo initiated an action in District Court, Harris County, Texas, 55th Judicial District, asserting claims against EuroGas stemming from an alleged breach of contract. On or about November 1, 1999, we entered into a settlement agreement with Mr. Jeu and Ms. Calvo pursuant to which we are required to make specified cash payments to Mr. Jeu and Ms. Calvo and to issue to Mr. Jeu and Ms. Calvo, on or before June 1, 2000, shares of common stock having a market value of $440,000 on the date of issuance in a private placement exempt from the
registration under the Securities Act.   The Selling Shareholder Shares
include any Shares that may be issued to Mr. Jeu and Ms. Calvo pursuant to such settlement agreement.

	For purpose of this prospectus, we have conservatively estimated that 1,000,000 (approximately 185% of the amount that would be issuable were such issuance to have occurred on June 16, 2000) Shares will be issued to Mr. Jeu and Ms. Calvo Pursuant to such settlement agreement. The actual number of shares of common stock issued to Mr. Jeu and Ms. Calvo in satisfaction of our obligation to them will likely differ, and may differ materially, from such estimated number.

	In addition, pursuant to the settlement agreement, EuroGas agreed to amend a Stock Option agreement dated March 20, 1995 granted to Mr. Calvo and Ms. Jeu and to register for resale under the Securities Act the shares of common stock issuable upon exercise of the option. As amended, the option grants the holder the right to purchase 250,000 shares of common stock at an exercise price of $1.00 on any date on or before December 31, 2004. The option contains standard antidilution provisions providing for an adjustment of the number of shares issuable upon exercise of such option upon the occurrence of a stock split, stock dividend, or other similar transaction. The Selling Shareholder Shares include the Shares issuable upon the exercise of the option.

                               KUKUI, Inc.

	Since 1996, KUKUI, Inc., the Unsecured Creditors Trust of the Bankruptcy Estate of McKenzie Methane Corporation (McKenzie Methane Corporation was an affiliate of the former owner of Pol-Tex), the Trustees of the Estate of Bernice Pauahi Bishop and various related parties (collectively "KUKUI") have initiated various actions against EuroGas related to our purchase of the entities that hold our interest in the Pol-Tex methane gas concession in Poland. On or about December 3, 1999, we signed a settlement agreement with KUKUI settling such litigation. That settlement, in part, requires us to make specified cash payments each month during the 2000 fiscal year and to issue 100,000 shares of common stock to KUKUI by June 30, 2000.

	Recently, one of the KUKUI parties declared that certain conditions precedent set forth in the settlement agreement have not been met, and therefore, significant portions of the settlement agreement are unenforceable. Assuming the settlement agreement is determined to be binding and effective and we issues 100,000 shares to KUKUI pursuant to the terms of such agreement, the Selling Shareholder Shares will include the 100,000 Shares issuable pursuant to such settlement agreement.

                  Finance & Credit Development Corporation, Ltd.

	On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd. ("FCDC"), in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. On June 16, 2000, we entered into a memorandum of understanding, with FCDC in satisfaction of its default judgment. In consideration for FCDC's stipulation to vacate its default judgment, we agreed to do the following:

     . issue to FCDC 3,700,000 shares of our common stock,

     . grant FCDC an option to purchase 3,000,000 shares of our common stock at an exercise price of $.65 during a 30 day period commencing June 30, 2001, and

     . guarantee that the market price of the shares of our common stock issuable upon exercise of the option would be $3.00 per share on the date of exercise by compensating FCDC in cash or our common stock in an amount equal to the difference between $3.00 and the market price of our common stock on the date of exercise,

     . guarantee that the value of the shares of our common stock issuable upon exercise of the option will retain their value throughout the period during which FCDC is permitted to liquidate the shares by compensating FCDC in cash or our common stock, with respect to the 400,000 shares FCDC is permitted to sell and deemed to have sold during every month, in an amount equal to the difference between $3.00 per share and the sum of the market price of such share and the per-share amount received pursuant to the above-described exercise date top-up requirement,

     . cause our subsidiary EuroGas GmbH to back up our guarantee by pledging its stock in Rima Muran S.R.O., which indirectly holds a 24% interest in a talc deposit in Slovakia,

     . nominate a designee of FCDC to serve on our board of directors,

     . register for resale all of the shares of our common stock issued to FCDC pursuant to the settlement agreement.

The Selling Shareholder Shares include the 3,700,000 shares of our common stock issuable pursuant to the memorandum of understanding and the 3,000,000 shares of our common stock issuable upon exercise of the option.

                          Option Holder Shares

On October 22, 1999, we granted the following number of options to purchase shares of our common stock to the following directors, employees and consultants:


Name                        Relationship to Us             No. of Options
------                      -------------------            --------------
Andrew Andraczke            Director and Employee              350,000
Dr. Gregory Fontana         Director                           250,000
Armando Ulrich              Consultant                         350,000


        The strike price for each of these options is $0.45 per share, and they expire on October 22, 2004. Mr. Ulrich received the options as consideration for past consulting services he has provided to us.
Messrs. Andraczke and Fontana were granted their options in order to reward their past service and in order to further align their interests with the interests of our shareholders. These options contain standard antidilution provisions providing for an adjustment of the number of shares issuable upon exercise of the options upon the occurrence of a stock split, stock dividend or similar transaction. The Selling Shareholder Shares include the Shares issuable upon the exercise of these options.


                          PLAN OF DISTRIBUTION

                           The EuroGas Shares

	We may sell the EuroGas Shares (a) through placement agents
(b) through underwriters or dealers, (c) through brokers or (d) directly to one or more purchasers.

Placement Agents. The EuroGas Shares may be sold through placement agents designated by us. The placement agents will agree to act in good faith to assist us in soliciting purchases for the period of their appointment in exchange for a commission that will be negotiated at the time of their engagement.

Underwriters. If underwriters are used in the sale of the EuroGas Shares, we anticipate that the EuroGas Shares will be acquired by underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Any offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

Brokers. If brokers are used in the sale of the EuroGas Shares, we anticipate that the EuroGas Shares will be sold by the brokers through market makers and in directly negotiated transactions at the current market price reported on the OTC Bulletin Board or Frankfurt Stock Exchange or at a discount from the current market price. Such brokers will receive a commission that will be negotiated at the time of their engagement.

Direct Sales.   We may directly sell the EuroGas Shares.  In this case, no underwriters, brokers or agents would be involved.


General Information. Underwriters, dealers, brokers and agents that participate in the distribution of the Shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the EuroGas Shares by them may be treated as underwriting discounts and commissions under the Securities Act. If we enter into a material arrangement with an underwriter, dealer, broker or agent for the sale of Shares, we will file a prospectus supplement, if required pursuant to Rule 424 under the Securities Act of 1933, setting forth:

    - the name of each of the participating underwriters, dealers, brokers and agents,

    -  the number and type of Shares involved,

    - the price at which the Shares are to be offered and sold (or general method by which such price will be determined),

    - the commissions, discounts, or other fees allowed to the participating underwriters, dealers, brokers and agents, where applicable,

    -  any other facts material to the transaction.

	We may have agreements with the underwriters, brokers, dealers, or agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payment which the underwriters, dealers or agents may be required to make. Underwriters, brokers dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

	In order to comply with the securities laws of certain states, if applicable, the EuroGas Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the EuroGas Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                       The Selling Shareholder Shares

        The Selling Shareholders Shares offered by this prospectus may be sold from time to time by the selling shareholders, who consist of the persons named as "selling shareholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling shareholders may sell the Selling Shareholder Shares on the NASDAQ OTC Bulletin Board, Frankfurt Exchange, or otherwise, at market prices or at negotiated prices. They may sell Selling Shareholder Shares by one or a combination of the following:

    - a block trade in which a broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

    -  an exchange distribution in accordance with the rules of such exchange;

    -  privately negotiated transactions;

    -  short sales;

    - if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus;

    -  any other method permitted pursuant to applicable law.

        In making sales, brokers or dealers engaged by the selling share-holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such selling shareholders in amounts to be negotiated prior to the sale. Such selling shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities
Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of Selling Shareholder Shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of Selling Shareholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424 under the Securities Act, setting forth:

    -  the name of each of the participating broker-dealers,

    -  the number of Selling Shareholder Shares involved,

    -  the price at which the Selling Shareholder Shares were sold,

    - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

    - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    -  any other facts material to the transaction.

	We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the Selling Shareholder Shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith, and we will not receive any proceeds from the sale of the Selling Shareholder Shares.

	We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions of the selling shareholders. In addition, in the event a selling shareholder effects a short sale of common stock, this prospectus may be delivered in connection with such short sale and the Selling Shareholder Shares offered by this prospectus may be used to cover such short sale. To the extent, if any, that a selling shareholder may be considered an "underwriter" within the meaning of the Securities Act, the sale of the Selling Shareholder Shares by it shall be covered by this prospectus. There can be no assurance that the selling shareholders will receive, offer or sell the Selling Shareholder Shares.

                          DESCRIPTION OF SHARES

	The Articles of Incorporation of EuroGas currently authorize the issuance of up to 325,000,000 shares of common stock and 3,661,968 shares of Preferred Stock. Our common stock is currently listed on the NASDAQ OTC Bulletin Board. Our board of directors can authorize the issuance of additional shares of any class of capital stock, up to the amount of the authorized capital set forth in the articles of incorporation, without further action by or approval of our shareholders.

	The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. The holders of our common stock do not have cumulative voting rights and, therefore, a majority of the shares represented, in person or by proxy, at a meeting of shareholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority shareholders would not be able to elect any members to the board of directors.

	The holders of our common stock have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of EuroGas, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities of EuroGas and the payment of any liquidation preferences.

	Our common stock is subject to any voting, dividend, or liquidation preferences that may be established by the board of directors of EuroGas in designating a class of preferred stock. We currently have outstanding shares of Preferred Stock with rights, privileges, and preferences superior to those of the common stock.

	The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of the holder of outstanding Preferred Stock. We have not paid dividends with respect to common stock. Management anticipates retaining any potential earnings for working capital and investment in growth and expansion of the business of EuroGas and does not anticipate paying dividends on the common stock in the foreseeable future.

                                 LEGAL MATTERS

	The validity of the shares of common stock being offered hereby is being passed upon for us by Parr Waddoups Brown Gee & Loveless.

                                    EXPERTS

	The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 1, 2000, and incorporated by reference in this prospectus have been audited by Hansen, Barnett and Maxwell, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.


                               SUBSEQUENT EVENTS

                          Proposed Beaver River Sale

	  We hold a 15% interest in the "Beaver River" natural gas project, which is an attempt to reestablish commercial production in an old Amoco field; however, we are presently negotiating an agreement pursuant to which we expect to return such 15% interest to the former owners in exchange for the return of the shares of common stock issued to purchase such interest.

                 Memorandum of Understanding Settling FCDC Judgment

	On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd. ("FCDC"), in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case
No. 2:00VC-1024K. On or about June 16, 2000, we entered into a memorandum of understanding, with FCDC in satisfaction of its default judgment. The material terms of such memorandum of understanding are set forth in "Selling Shareholders - Finance of Credit Development Corporation, Ltd."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

        This prospectus incorporates by reference the documents set forth below that the Company (File No. 33-1381-D) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

    (a) Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 14, 2000, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 1, 2000.

    (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000.

    (c) The description of our shares of common stock contained in the Form 8-A we filed with the SEC on March 6, 1995, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

We hereby incorporate by reference all reports and other documents we file by pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

                     WHERE YOU CAN FIND MORE INFORMATION

	We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the we file at the SEC's Public Reference Room at
450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC
also maintains an Internet site (http://www.sec.gov)   that makes available
to the public reports, proxy statements, and other information regarding issuers, such as Eurogas, that file electronically with the SEC.

	In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such
documents).   Please direct written requests for such copies to our
shareholder relations firm at WPH Consultants, 80 Broad Street, New York,
New York 10004, Attention: Phillip Niemetz. Telephone requests may be directed to such office at (212) 785-2626.

We have not authorized any dealer,
salesperson or other person to give any          _______________________
information or represent anything not
contained in this prospectus.  This                     21,000,000
prospectus does not offer to sell or buy any
securities in any jurisdiction where it is        Shares of Common Stock
unlawful.  The information in this
prospectus is current as of June 27, 2000.       -----------------------




                SUMMARY
           TABLE OF CONTENTS

(For a more detailed Table of Contents, see              EUROGAS, INC.
page 2)
                                                          COMMON STOCK


Heading                            Page
-------                            ----

Table of Contents                    2
About this Prospectus                3
Prospectus Summary                   3                   Prospectus
Forward-Looking Statements           7
Risk Factors                         7
The Common Stock and                                    June 27, 2000
Shareholders                        15
Use of Proceeds                     16
Dilution                            17
Selling Shareholders	            18
Plan of Distribution	            22
Description of Shares	            24
Legal Matters                       25
Experts                             25
Subsequent Events	            26
Incorporation of Certain
  Documents by Reference            27
Where You Can Find More
  Information                       27

----------------------------------------

PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses of the offering, sale and distribution of the Shares being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

          Item                                         Amount
          ----                                         -------
          SEC Commission registration fees             $ 4,269
          Accounting fees and expenses                 $10,000
          Legal fees and expenses                      $12,000
          Blue Sky fees and expenses                   $ 5,000
          Printing Expenses                            $ 5,000
          Miscellaneous Expenses                       $ 3,731

                                           Total:      $40,000

Item 15.	Indemnification of Directors and Officers

	The Company's articles of incorporation provide that officers and directors of the Company shall be indemnified to the maximum extent permitted by law. The provisions of the Utah Revised Business Corporation Act (the "Revised Act") are, and provide, as follows:

	Section 16-10a-902 ("Section 902") of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under
Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

	Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

	In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary,
(i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in
Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

	Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in
Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

	Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 16.	Exhibits.

        The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

   Exhibit
   Number     Title of Document                   Location
   ------     -----------------                   ----------------------

     4.1   Articles of Incorporation              Registration Statement
                                                  on Form S-18, File
                                                  No. 33-1381-D.*

     4.2   Amended Bylaws                         Annual Report on
                                                  Form 10-K for the
                                                  fiscal year ended
                                                  September 30, 1990.*

     5     Opinion Re Legality                    To be filed in pre-
                                                  effective amendment.

   23.1    Consent of Hansen Barnett & Maxwell    To be filed in pre-
                                                  effective amendment.

   23.2    Consent of Parr Waddoups Brown         Included in Exhibit
           Gee & Loveless                         No. 5

   24      Power of Attorney                      Included on Page II--33
                                                  of Registration Statement

*Incorporated by Reference.


Item 17.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the
        Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on June 26, 2000.

                                       EUROGAS INC.


                                       By        /s/  Karl Arleth
                                         -----------------------------
                                           Karl Arleth, President &
                                           Chief Executive Officer


                  POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Karl Arleth, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.


   Signature                       Title                            Date
   ---------                       -----                            ----

 /s/ Karl Arleth         President, Chief Executive Officer,    June 26, 2000
-------------------      Director, and Interim Chief Financial
Karl Arleth              Officer (Principal Executive
                         Officer, Principal Financial and
                         Accounting Officer)


/s/ Gregory Fontana      Director                               June 26, 2000
-------------------
Gregory Fontana


/s/ Andrew Andraczke     Director                              June 26, 2000
--------------------
Andrew Andraczke

                                EXHIBIT INDEX


Exhibit
Number             Title of Document                        Location
-------        ---------------------------           ----------------------

  4.1          Articles of Incorporation             Registration Statement
                                                     on Form S-18, File
                                                     No. 33-1381-D.*

  4.2          Amended Bylaws                        Annual Report on
                                                     Form 10-K for the
                                                     fiscal year ended
                                                     September 30, 1990.*

  5            Opinion Re Legality                   To be filed in pre-
                                                     effective amendment.

 23.1         Consent of Hansen Barnett & Maxwell    To be filed in pre-
                                                     effective amendment.

 23.2         Consent of Parr Waddoups Brown        Included in Exhibit No. 5
              Gee & Loveless

 24           Power of Attorney                     Included on Page II-33
                                                    of Registration Statement


*Incorporated by Reference.

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